Princor
   Financial
   Services
   Corporation



October 27, 1999



Mr. Ralph C. Eucher
President
Principal Partners Aggressive Growth Fund, Inc.
Principal Financial Group
Des Moines, IA 50392-0200


Dear Mr. Eucher

         Principal Life Insurance Company intends to purchase 400,000 shares of Common Stock of Principal Partners Aggressive Growth Fund, Inc., par value $.01 per share (the "Shares") at $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.


                                PRINCIPAL LIFE INSURANCE COMPANY

                                          /s/ Traci L. Weldon
                                BY _____________________________________________
                                                Traci L. Weldon




Home Office: The Principal Financial Group, Des Moines, Iowa 50392-0200 (800) 451-5447/FAX (515) 248-4745 Securities offered through Princor Finanial Services Corporation, a registered broker-dealer. Member SIPC.